                                                                   EXHIBIT 10.29
                               HEADS OF AGREEMENT
                       (SURINAME RECONNAISSANCE PROJECT)


         THIS HEADS OF AGREEMENT ("Agreement") is made effective this 19th day of August, 1996 ("Effective Date") by and between

         BHP MINERALS INTERNATIONAL EXPLORATION INC, a Delaware corporation with an address at 550 California Street, San Francisco, California 94104 USA ("BHP")

and

         GOLDEN STAR RESOURCES LTD., a corporation amalgamated under the laws of Canada ("Golden Star"), with an address at One Norwest Center, Suite 1950, Denver, Colorado 80203.


                                  INTRODUCTION

1. The Parties envisage that they will make one or more applications to the Minister of Mines of Suriname for licenses, permits, and other mineral concessions (collectively referred to herein as tenements), and that such tenements and the area covered thereunder will, by mutual agreement, be made subject to this Agreement. This project is commonly referred to as the Suriname Reconnaissance Project.

2. The area covered by such tenements are referred to herein as the "Project Area". The Project Area will be amended from time to time to incorporate or relinquish those areas covered by tenements which the Parties determine, by mutual agreement, to include or exclude from the terms of this Agreement. The Parties agree to include as part of the Project Area those areas described in Exhibit B which are to be covered by the applications to be filed shortly with the Minister of Mines. The Project Area is more particularly described in Exhibit B, which Exhibit will be amended from time to time. The tenements located in Suriname in which the Parties currently have an interest and which are specifically excluded from this Agreement are attached hereto as Exhibit B-1.

3. The Parties desire the mutually exclusive right to: (i) determine whether to proceed under the terms of this Agreement for the purpose of evaluating the Project Area; and (ii) determine whether to negotiate a detailed joint venture agreement, as provided below.

4. Definitions are set forth in Exhibit A. The Project Area is described in Exhibit B. Exhibits A and B are attached to and made a part of this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.0      PURPOSE AND LEGAL EFFECT

1.1 Purpose. This Agreement outlines the key commercial terms and conditions agreed upon whereby BHP and Golden Star may associate themselves for the following purposes:

         1.1.1 to conduct a detailed evaluation of Minerals on the Project Area; and


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         1.1.2   to negotiate a joint venture agreement ("JVA") for the
         creation of a joint venture entity or such other form of entity to evaluate, develop, mine, extract, produce, use, sell and export such Minerals (the Joint Venture).

1.2 Effect. The Joint Venture may affect all or any portion of the Project Area. Until superseded by a JVA, the terms and conditions set forth in this Agreement shall govern the rights and obligations of the Parties. If a JVA is executed, this Agreement shall be superseded. The JVA shall contain the terms set forth in this Agreement and other terms as shall be mutually agreed. The Parties shall in good faith endeavor to cause the JVA to be executed within twenty-four (24) months of the Effective Date. Until such time as a JVA is executed by the Parties, this Agreement shall be binding upon the Parties; provided however, that Golden Star shall have sufficient rights to protect its minority rights and economic interests under this Agreement, including without limitation: rights protecting Golden Star from related party transactions, matters relating to payments and financing which would materially affect cash flow and other economic benefits running to Golden Star, and matters relating to litigation, disposition of assets, accounting, abandonment of title to the Project Area, and dissolution and liquidation of the Joint Venture.

1.3 Term. The Term of this Agreement shall commence on the Effective Date and shall continue for the term and any extension of the last surviving license, mining lease, or other mineral right held by the Joint Venture, BHP, or Golden Star within the Project Area, unless earlier terminated as provide in this Agreement.

2.0      GRANT OF RIGHTS

2.1 During the Term of this Agreement, each Party grants to the other Party, as applicable, access to: (i) the Project Area, and (ii) all geological reports, evaluations, information and data owned by, in its possession or at its disposal and relating to the Project Area.

2.2 The Parties agree during the Term of this Agreement to negotiate exclusively with one another a detailed JVA in connection with the Project Area.

3.0      BHP'S OBLIGATIONS

3.1 During the Term of this Agreement, unless a Party should earlier withdraw from this Agreement as provided in Section 8.0 (WITHDRAWAL AND TERMINATION) or this Agreement should otherwise be terminated as provided herein:

         3.1.1 BHP shall reimburse Golden Star, upon execution of this Agreement by both Parties, for all actual Expenditures incurred as of the Effective Date by Golden Star on or for the benefit of the Suriname Reconnaissance Project; provided however, that such reimbursable Expenditures not exceed $50,000 and that Golden Star shall provide BHP documentary evidence of payment of such Expenditures reasonably satisfactory to BHP;

         3.1.2 BHP shall act as Manager and direct all Operations and engage the services of Golden Star pursuant to Section 4.6.2 of this Agreement;

         3.1.3 The Manager shall prepare work plans and budgets which the Parties shall review and approve in accordance with Section 4.7 (Owners Council);





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         3.1.4   The Parties will conduct Operations in the Project Area in a careful and workmanlike manner.

4.0      JOINT VENTURE AGREEMENT

4.1 General. The Parties shall undertake to negotiate in good faith a definitive JVA or such other form of agreement whose purpose is to create a business entity or such other legal structure through which the Parties shall jointly hold all mining rights, mining claims, water rights, surface lands and other rights and entitlements, and conduct Operations.

4.2 Joint Venture Entity. The exact nature of the business entity or legal structure through which BHP and Golden Star shall hold Assets and conduct commercial mining activity pursuant to the JVA shall be jointly determined by the Parties giving due regard to the tax, legal liability and other considerations of each Party, as well as any necessary government approvals.

4.3 Contribution of Assets. Prior to the execution of the Joint Venture Agreement, the Party in whose name a license, permit or concession covered by this Agreement has been issued shall hold such license, permit or concession and all other Joint Venture Assets, as applicable, for the benefit of both Parties pursuant to this Agreement. Upon execution of the Joint Venture Agreement, each Party shall, subject to any required governmental approvals, immediately contribute and transfer all Assets it owns or controls in connection with the Project Area to the Joint Venture.

4.4      Participating Interests.

         4.4.1 Initial Participating Interests. Upon the Effective Date: (i) BHP shall have a 60% Participating Interest in the Joint Venture and all Assets of the Joint Venture and Golden Star shall have a 40% Participating Interest in the Joint Venture and all Assets of the Joint Venture, and (ii) BHP and Golden Star shall participate jointly in Operations on the basis of their respective Participating Interests. On the basis of the adopted program and budget and except as otherwise provided in Section 4.6 (Management), the Manager shall submit to each Party prior to the last day of each month a billing for estimated cash requirements for the next month. Within fifteen (15) days after receipt of each billing, each Party shall advance to the Manager its proportionate share of the estimated amount.

         4.4.2 For purposes of this Agreement, prior to execution of the JVA, the Parties shall be deemed to have a Joint Venture pursuant to the terms of this Agreement and the term Joint Venture shall refer to and include the respective Participating Interests of each Party in the Project Area and Assets of the Joint Venture, and in connection therewith such Joint Venture Assets held in BHP's name or in Golden Star's name shall be held by such Party for the benefit of the Joint Venture. For purposes of clarification, Assets belonging to Golden Star which are used by Golden Star in the performance of services under Section 4.6.2 (excluding such items which may be charged to the Joint Venture as a capital acquisition) shall not be considered to be an Asset of the Joint Venture.

         4.4.3 Evidence of Interests. Upon execution of the JVA, BHP and Golden Star shall execute and record in each appropriate official record's office any and all documents and instruments in such form and substance as may be required to evidence or perfect the Participating Interests of the Parties in the Joint Venture and the Joint Venture's interest in all Assets of the Joint





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         Venture within the Project Area, subject to governmental approval in accordance with Section 4.3 (Contribution of Assets).

4.5 Financing Obligations. If, prior to completion of a Feasibility Study, costs are incurred under Section 4.6.2 at the request of BHP in order to comply with BHP's safety requirements, and such costs are in excess of Golden Star's historical costs for such matters, and provided Golden Star's safety procedures are in compliance with industry standards and the standards imposed by Law, then the cost differential shall be at BHP's sole expense.

4.6      Management.

         4.6.1 As long as BHP's Participating Interest in the Joint Venture is equal to or greater than 50%, then BHP shall have the continuing right to act as Manager of Operations. The Manager shall be responsible for the day to day management, conduct and control of the Operations, subject to approved work plans and budgets and the direction of the Owners Council. The Parties shall in good faith negotiate and specify the powers and obligations of the Manager which shall be included in the JVA.

         4.6.2 Prior to completion of the Feasibility Study, Golden Star, at the direction of the Manager, shall have the exclusive right and obligation to execute and carry out all approved work plans and budgets and provide a monthly report to the Manager as to the progress and development of Operations. Golden Star shall invoice the Manager monthly, on behalf of the Joint Venture, for costs and expenses incurred, including, without limitation, a fee of 8% of the cost of all work executed in connection with the implementation of approved work plans and budgets; provided however, that this fee shall not be applicable to charges for freight, assays, or third party contractors (subcontractors). A preliminary invoice shall be prepared by Golden Star not less than one month in advance of its incurring the expected costs and such invoice shall be paid by BHP monthly in advance of Golden Star incurring the projected costs and expenses, and such costs and expenses shall be adjusted in the month following the month in which they were incurred; provided however, that the 8% fee shall not be invoiced in advance but shall be based on the costs and expenses actually incurred. The purpose of this fee is not to provide Golden Star with a profit, but to allow Golden Star to recover indirect costs incurred in fulfilling its obligations hereunder. As a result, the Parties shall review the fee semi-annually and the fee shall be adjusted semi-annually if the Parties determine it to be insufficient or excessive. Statements of costs shall be accompanied by invoices, receipts or other evidence reasonably satisfactory to BHP which substantiate the costs incurred. BHP and Golden Star shall indemnify, defend, and hold harmless the other Party to this Agreement, its directors, officers, employees, agents, and attorneys from and against any and all losses, claims, damages, and liabilities arising out of any act, omission, or any assumption of liability by the Party providing the indemnification. Golden Star and BHP shall comply with all requirements of all applicable governmental or local law, rule, regulation, or order.

         4.6.3 The Manager shall: (i) have the right to second personnel to the Suriname Reconnaissance Project, (ii) after consultation with Golden Star, have the right to engage the services of other contractors having special qualifications or technical skills to perform services requiring special qualifications or skills that Golden Star's personnel do not possess or are not





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         readily available, and (iii) provide the Parties quarterly reports
         (March, June, September, and December), specifying in reasonable detail the results of activities conducted by the Manager to date in the Project Area.


         4.6.4 Upon completion of the Feasibility Study, the Manager shall be entitled to charge a management fee of 8% of allowable expenses, as that term shall be defined in the JVA provided however, that this fee shall not be applicable to charges for freight, assays, or third party contractors (subcontractors). The purpose of this fee shall not be to provide the Manager with a profit, but to allow the Manager to recover indirect costs it incurs in fulfilling its obligations as Manager. As a result, the Parties shall review the fee semi-annually and the fee shall be adjusted semi-annually if the Parties determine it to be insufficient or excessive. This management fee shall be considered to be ordinary operating expenses of the Joint Venture.

         4.6.5 The Manager shall be deemed to have resigned immediately upon its Participating Interest becoming less than 50% or upon it having become insolvent or bankrupt.

4.7      Owners Council.

         4.7.1 All decisions during the Term of this Agreement relating to the conduct of Operations and relating to the Joint Venture (including work plans and budgets for each phase of work undertaken pursuant to this Agreement) shall be made by the Owners Council. Prior to execution of the JVA, the Owners Council shall (i) consist of Adrian Fleming representing Golden Star and Harald Berents representing BHP, or their designees, and (ii) not take any binding decision unless both representatives (or their designees) are present (which may be by telephone). BHP and Golden Star shall have on the Owners Council a number of votes proportionate to their respective or deemed Participating Interest. Prior to execution of the JVA by both Parties, the Owners Council shall not approve work programs and budgets which in the aggregate would be in excess of One Million Five Hundred Thousand Dollars ($1,500,000) for a period of twelve (12) months, except with the unanimous consent of the Parties. Prior to completion of the Feasibility Study, the Parties contemplate that work programs will consist of one or more phases of work, and each phase will be for a period of less than one year. At least thirty (30) days prior to the expiration of an adopted phase of work, a proposed program and budget for the succeeding phase shall be prepared by the Manager and submitted to the Parties. By notice to the Owners Council, within ten (10) days after the final vote adopting a program and budget for a phase of work, a Party may elect to contribute to such program and budget in some lesser amount than its respective Participating Interest, or not at all, in which case its Participating Interest will be diluted on a straight line basis.

         4.7.2 All decisions of the Owners Council shall be taken by simple majority vote unless otherwise agreed by the Parties for the purpose of protecting minority interests; provided however, all decisions relating to the inclusion of new areas to the Project Area shall be by unanimous decision. The JVA shall include a provision to be mutually agreed upon which specifies those matters which shall require a super majority vote together with a provision for breaking deadlocks.

         4.7.3 The decision to fund and to proceed with development and construction of the First Mine shall be made solely by BHP; provided that such decision shall be made on or before ninety (90) days following completion of the Feasibility Study. Following completion of the





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         Feasibility Study, if a Party (relinquishing Party) elects not to participate in development of the First Mine and the other Party (continuing Party) chooses to fund construction of the entire First Mine in accordance with the Feasibility Study and actually constructs the First Mine, then the relinquishing Party shall have no continuing right or interest to the First Mine and the relinquishing Party may not thereafter participate in the First Mine.

         4.7.4 Following completion of the Feasibility Study, the Owners Council shall hold an annual meeting in June of each year, and such additional times as the Parties may provide for in the JVA, in Denver or San Francisco or such other mutually agreed places. Although the Parties contemplate holding meetings to review and approve work plans and budgets for each phase of work undertaken, the Parties do not contemplate holding regular meetings prior to completion of the Feasibility Study.

4.8 Dilution. Should either Party fail to advance funds as required under this Agreement or the JVA, then its Participating Interest shall be diluted on a straight line basis; provided however, if a Party fails within a reasonable period to make a contribution or cash call which it previously committed to make under an approved work plan and budget, it shall be in default and shall be diluted in an accelerated manner to be mutually agreed by the Parties .

4.9 Accounting Procedure. The formal JVA shall contain a detailed accounting procedure setting forth details for all allowable costs and other matters pertinent to a mining venture.

5.0      REPRESENTATIONS

5.1 Mutual Representations. Each of the Parties represents to the other Parties as follows:

         5.1.1 that it is a corporation duly incorporated and in good standing in its state and/or country of incorporation and that it is qualified to do business and is in good standing in those states and/or countries where necessary in order to carry out the purposes of this Agreement;

         5.1.2 that it has the right to enter into this Agreement and that all corporate and/or other actions required to authorize it to enter into and perform this Agreement have been properly taken;

         5.1.3 that its obligations under this Agreement constitute legal, valid and binding obligations enforceable against it.

5.2 All representations in this Section 5 shall be true and correct as of the Effective Date and shall survive termination of this Agreement.

6.0      CONFIDENTIALITY AND PUBLIC STATEMENTS

6.1 Any information or data obtained in connection with the performance of this Agreement is confidential and neither Golden Star nor BHP shall make any public statement concerning this Agreement or the activities contemplated thereunder without the prior consent of the other Party, which consent shall not be withheld to the extent the disclosure is required by law or stock exchange rule. The Manager shall be the spokesperson for the Joint Venture.





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7.0      TRANSFER OF INTEREST

7.1 Right of First Refusal. Except as provided in Section 7.2 (Exceptions), if BHP or Golden Star at any time wish to and can transfer all or part of their respective rights under this Agreement, the Joint Venture or their ownership interest in the Joint Venture entity or Assets thereof to a third party which is not an Affiliate, the Party wishing to transfer ("Transferor") shall first offer such interest to the other Party ("Non-transferor") on the terms to be offered to or accepted from the third party, with all such terms fully described and including the financial value of any non- cash consideration specified. If the Non-transferor does not elect within sixty (60) days of receiving such offer to accept the same, the Transferor shall be entitled for the next six (6) months to transfer the offered interest to a third party on the same terms without further obligation to the Non-transferor, and if such interest is not transferred within said six
(6) month period, the obligation to offer such interest to the Non-transferor shall again be applicable.

7.2      Exceptions.

         7.2.1 The right of first refusal shall not apply to transfers to facilitate the granting of security by a Party to a recognized financial institution in connection with its financing of its share of the costs of development and operation of a mine in the Project Area.

         7.2.2 A Party may transfer any interest to an Affiliate provided that said Party shall give written notice thereof to the Non-transferor.

8.0      WITHDRAWAL AND TERMINATION

8.1 Prior to completion of the Feasibility Study, each Party may at any time withdraw from this Agreement by providing at least 30 days prior written notice to the other Party of such withdrawal. Upon such withdrawal, this Agreement shall terminate and the withdrawing Party shall have no further interests or rights under this Agreement and the Parties shall thereupon be released and discharged from all of their respective liabilities and obligations hereunder, except those liabilities and obligations existing on the date of termination; provided however, if a Party withdraws from this Agreement prior to completion of a work program and budget for a phase of work approved in accordance with Section 4.7.1 prior to the giving of such notice of withdrawal, the withdrawing Party shall be liable to the other Party for its prorata share of the incomplete portion of such work and budget; and provided further, the withdrawing Party shall transfer and assign to the other Party free of charge all of its rights and interests in and to the Joint Venture and the Joint Venture Assets, subject however, to any required governmental approval.

8.2      Transfer of Licenses.

         8.2.1 Subject to the terms thereof and any applicable laws and regulations, the Party withdrawing pursuant to Section 8.1 shall offer to transfer such license or permit held by it on behalf of the Joint Venture to the other Party free of charge.

         8.2.2 In the event that, whether by the operation of law or otherwise, a license or permit cannot be transferred or otherwise disposed of, then the Parties shall negotiate in good faith an agreement upon mutually acceptable terms in which the withdrawing Party shall continue to hold such license or permit for the benefit of the non-withdrawing Party; provided however, that (i) the non-withdrawing Party shall indemnify the withdrawing Party on terms that are





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         satisfactory to the withdrawing Party, and (ii) the withdrawing Party shall not be obligated to incur any additional costs or liabilities for continuing to hold such license or permit, and (iii) the withdrawing Party shall not be obligated to hold such license or permit for a period greater than 24 months following the date of its withdrawal.

8.3 Upon the withdrawal of a Party, the withdrawing Party shall turn over to the other Party originals of all factual maps, reports, assay results and other factual data and documentation relating to the Project Area in its possession, without any warranty or representation as to the accuracy, completeness, reliability or usefulness thereof

9.0      GOVERNING LAW

9.1 The formation, interpretation, and performance of this Agreement and the JVA shall be governed by the internal law, but not the conflicts of law rules, of California, except that the laws of Suriname shall apply as to real property and mineral rights issues. Any terms or agreements herein which by their nature may or must be performed or occur after termination of this Agreement shall survive such termination.

10.0     DISPUTE RESOLUTION

10.1 Matters to be Arbitrated. Any dispute, controversy or claim arising under or in connection with this Agreement, and which cannot be resolved within 60 days of attempted negotiations between the Parties, shall be settled by arbitration in accordance with this Section 10.

10.2     Procedure for Arbitration.

         10.2.1 Matters subject to arbitration shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect on the date of this Agreement, which Rules are deemed to be incorporated by reference into this clause. The place of arbitration shall be San Francisco, California, or such other location as may be agreed upon by the Parties. The language of the arbitration shall be English. The arbitration shall be the sole and exclusive forum for resolution of the dispute or controversy and the award shall be final and binding. Judgment thereon may be entered by any court having jurisdiction.

         10.2.2 A Party may demand arbitration by delivering a written notice thereof to the other Party setting forth a complete, concise statement of the issue(s) in dispute, the amount involved and the remedy requested. The arbitrators shall render a decision within six (6) months after having been appointed.

         10.2.3 The number of arbitrators shall be three (3), each of whom shall be disinterested in the dispute and shall have no connection with any Party. At least two (2) of the arbitrators shall be persons having experience in the minerals industry. Unless the three (3) arbitrators have been appointed by agreement of the Parties within thirty (30) days after the date on which any Party requests the settlement of any dispute by arbitration pursuant to this Section 10, the International Chamber of Commerce shall appoint the three (3) arbitrators referred to above. The appointing authority may appoint from among nationals of any country, whether or not a Party is a national of that country.





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         10.2.4  The Parties consent that the United States District Court for the Northern District of California shall have non-exclusive jurisdiction with respect to all aspects of the enforcement of the arbitration provisions of this Agreement.

11.0     NOTICES

11.1 All notices to be made or given by a Party hereunder shall be in writing and delivered by mail or by telefax at the following addresses:

         To Golden Star:          Golden Star Resources Ltd.
                                  One Norwest Center
                                  Suite 1950
                                  Denver, Colorado 80203
                                  Attn.:  The Corporate Secretary

                                  FAX:     (303) 830-9092

         BHP:                     BHP Minerals International
                                  Exploration Inc.
                                  550 California Street
                                  San Francisco, California 94104
                                  Attention:  The Corporate Secretary

                                  Facsimile:       (1) (415) 774-2092

         copy to:                 Minera BHP de Chile
                                  Av. Apoquindo 4499, 12th Floor
                                  Las Condes, Santiago, Chile
                                  Attention:       Manager Exploration

                                  Facsimile:       (56)(2) 206-5352


A Party may change its address by notice to the other Party.

11.2     All notices shall be given:

         11.2.1  by personal delivery (including courier); or

         11.2.2  by registered mail, charges prepaid; or

         11.2.3 by electronic communication, with a confirmation sent by registered mail.

11.3     All notices shall be effective and shall be deemed received:

         11.3.1 if by personal delivery or by registered mail, on the date of delivery if delivered during normal business hours, and if not delivered during normal business hours, on the next business day following delivery; or





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         11.3.2  if by electronic communication, on the next business day following receipt of the electronic communication.

12.0     RELATIONSHIP OF PARTIES

12.1 The relationship of the Parties under this Agreement is contractual only. This Agreement is not intended to make any Party the employee, agent, partner or legal representative of the other Party, or to create any fiduciary relationship between the Parties. No Party shall have any authority to act for or to assume any obligation or responsibility on behalf of any other Party.

12.2 Each Party may freely engage in and receive full benefits from any business or other activity, whether or not competitive with the Joint Venture or one another, without any obligation whatsoever to the other Party.

13.0     ENTIRE AGREEMENT

13.1 This Agreement contains the entire understanding and agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings as between the Parties.


SIGNED FOR AND ON BEHALF OF

BHP MINERALS INTERNATIONAL EXPLORATION INC.

By: /s/ P. Harman

Name: P. Harman
Title: Manager Exploration

GOLDEN STAR RESOURCES LTD.

By: /s/ Adrian W. Fleming

Name: Adrian W. Fleming
Title: Executive V.P. Exploration





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                                   EXHIBIT A
                                  DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings assigned to them:

"Affiliate" means any person, partnership, joint venture, corporation, or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Party hereto. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust, or otherwise. It is understood and agreed that control of a company can be exercised by another company or companies if such latter company or companies owns shares carrying more than 50% of the votes exercisable at a general meeting (or its equivalent) of the first mentioned company, and a particular company is deemed to be indirectly controlled by a company or companies (the parent company or companies) if a series of companies can be identified beginning with the parent company or companies and ending with the particular company so related that each company of the series except the parent company or companies is directly controlled by one or more of the companies in the series.

"Agreement" means this Heads of Agreement including all amendments and modifications thereof, and all schedules and exhibits, which are incorporated herein by this reference.

"Assets" means the following:

         (a) all interests, rights, and privileges (whether absolute or conditional, whether existing or future) in real property, mineral rights, and surface lands falling with the Project Area, including, without limitation, all prospecting and mining licenses, permits, leases, and other entitlements;

         (b) all Minerals, Product, and materials of commercial value produced or derived from the Project Area under this Agreement;

         (c) all mines and facilities located on the Project Area together with all equipment used in the Operations;

         (d) all inventory; all personalty, tangible and intangible, obtained or used by a party in connection with the conduct of Operations, including without limitation all geological data, surveys, assays, analyses and other data or information acquired in the course of Operations.

"BHP" means BHP Minerals International Exploration Inc., a corporation duly organized under the laws of the State of Delaware, United States of America or any nominated Affiliate thereof.

"Dollars" or "$" means U.S. dollars.

"Effective Date" means August 19, 1996.

"Expenditures" means any costs incurred by a Party in connection with the Project Area, whether direct or indirect, on or off the Project Area, and for purposes of: (i) prospecting, exploration, evaluation, and development of the Project Area; (ii) payments of fees, duties, or other charges or deductions to acquire, maintain or as required by any license, permit, or other documents issued by governmental bodies or other persons granting the right to use mineral resources and surface lands, (iii) all other expenses incurred in connection with the Project Area, prospecting licenses, mining leases, or this Agreement, including expenses for all permits and documents issued by the Government of Suriname or its authorized agent, environmental and other studies, charges incurred for site preparation, engineering, surveying, permits, equipment rental, third-party contractor services, construction of roads, costs of equipment and supplies, labor costs, legal fees, all fees and mark ups payable to Golden Star under any consulting agreement with BHP, and all direct salary and field expenses of exploration personnel, transportation costs, and (iv) any Feasibility Study. Notwithstanding anything contained herein to the contrary, during the Initial Term Expenditures shall not include costs incurred by BHP to keep and maintain title to the Project Area.

"Feasibility Study" means a comprehensive description of the construction, development, mining, processing, and marketing plan for the First Mine within the Project Area in such form and detail as is normally required by a financial institution familiar with mining for the purposes of project financing. The Feasibility Study shall include the confirmation of reserves by the conduct of detailed drilling works, hydrological and geotechnical works, environmental studies, and the mining of one or more bulk samples of diamonds or ore for metallurgical studies which may require the construction of one or more shafts, the construction of an incline, or works associated with a trial mine. The Feasibility Study shall contain estimates of both capital and operating costs and shall analyze how to proceed with mining operations to economically and commercially extract the target mineral(s), identify the optimum structure for the mining venture, and include reference to relevant marketing and financial aspects.

"First Mine" means the first mine to be developed by the Parties pursuant to the Feasibility Study and which can be developed as a stand-alone mine.

"Golden Star" means Golden Star Resources Ltd., a corporation amalgamated under the laws of Canada, or any nominated Affiliate thereof.

"Joint Venture Agreement" or "JVA" means the formal agreement which will detail the basis upon which the Parties shall mutually evaluate, develop, mine, extract, produce, use, sell and export of Minerals and associated mineral resources and, accordingly, hold all mining rights, mining claims, water rights, surface lands, licenses and permits.

"Law" or "Laws" means any applicable governmental law, rule, statute, regulation, ordinance, permit or order.

"Manager" means the person or entity with overall management responsibility for this Agreement and the JVA. The Manager shall be bestowed with power sufficient to undertake, manage, direct and control all day to day activities and decisions reasonably necessary to fulfill the purposes of the JVA, and such activities shall be performed in accordance with international mining industry practice and the terms of this Agreement. The Manager shall consult with each non- managing Party in planning and executing each work plan and budget, including that for producing the Feasibility Study. The Manager's powers shall be subject always to the overriding authority of the Owners Council. The JVA or a separate management agreement will specify with more particularity the Manager's responsibilities, rights and obligations.

"Minerals" means all gold bearing ores, precious minerals, base minerals, and all associated minerals on or within the Project Area, specifically excluding diamonds and iron ore. The Parties intend that as between them, BHP reserves unto itself and shall have exclusive rights to all iron ore and Golden Star reserves unto itself and shall have exclusive rights to all diamonds within the Project Area.

"Operations" means all activities carried out in connection with the Project Area under this Agreement, including, without limitation, prospecting, exploration, the development of a mine, the mining, extraction, treatment, storage and processing of Minerals, marketing of Product, the acquisition or construction of any improvements, personalty, fixtures or equipment reasonably necessary therefor, and any other activities or operations related to or necessary for exploration, development and mining in the Project Area.

"Owners Council" means the governing body described in Section 4.7 (Owners Council).

"Participating Interest" means an undivided ownership interest held by Golden Star or BHP in the Joint Venture, the Assets contributed thereto and the business entity or other legal entity created thereunder which entitles the holder to that share of the Joint Venture entity and its Assets and profits and Product thereof and which requires the holder to contribute to that share of the costs and expenses of the development and operations thereof.

"Party" or "Parties" means BHP and/or Golden Star, or their successors in interest.

"Product" or "Products" means all Minerals and materials of commercial value produced or derived from the Project Area under this Agreement.

"Project Area" means those lands more particularly described in Section 1.1 and in Exhibit B attached hereto.

"Term" shall have the meaning ascribed to it in Section 1.3 (Term).

                                   EXHIBIT B
                                  PROJECT AREA


The Project Area, being commonly referred to as the Suriname Reconnaissance Project, is generally depicted in the maps attached hereto as Exhibit B-2 and is described as follows:

The areas being prepared for application of a Right of Reconnaissance are

AREA "A"
--------
         The area enclosed within the following defined points:

         1)  Western boundary defined by Corantijn River and points

                 a)       57 16 23 W               5 55 44 N
                 b)       56 85 47 W               5 55 46 N
                 c)       56 85 62 W               5 12 22 N
                 d)       57 21 45 W               5 12 21 N, and

         2)  the North, East and West boundaries defined by the Corantijn River and points

                 a)       57 23 29 W               5 12 21 N
                 b)       57 29 30 W               5 12 22 N

AREA "B'
--------

         The area enclosed within the following 4 points:

                 a)       56 85 47 W               5 55 46 N
                 b)       56 47 69 W               5 55 47 N
                 c)       56 47 60 W               5 12 83 N
                 d)       56 85 62 W               5 12 22 N

AREA "C"
--------

         The area enclosed within the following 4 points:

                 a)       56 47 69 W               5 55 47 N
                 b)       56 18 68 W               5 55 46 N
                 c)       55 91 56 W               5 19 50 N
                 d)       56 47 55 W               5 19 28 N

AREA "D"
--------

         The area enclosed within the following 3 points:

                 a)       56 47 69 W               5 19 28 N
                 b)       56 91 56 W               5 19 50 N
                 c)       56 47 52 W               4 61 17 N

AREA "E'
--------
         The area enclosed within the following 4 points:

                 a)       56 85 00 W               5 12 22 N
                 b)       56 47 69 W               5 12 83 N
                 c)       56 47 53 W               4 68 84 N
                 d)       56 84 86 W               4 69 04 N

AREA "F"
--------

         The area enclosed within the following 8 points:

                 a)       56 97 66 W               4 81 92 N
                 b)       from Point "a" to Point "c" following the Road
                 c)       56 84 91 W               4 84 18 N
                 d)       56 84 86 W               4 69 04 N
                 e)       56 47 53 W               4 68 84 N
                 f)       56 47 52 W               4 61 17 N
                 g)       56 84 83 W               4 22 25 N
                 h)       56 97 89 W               4 49 52 N

The total area described above will need to be split into 6 distinct areas to meet the legislative requirements.

                                  EXHIBIT B-1
                               EXCLUDED TENEMENTS


The tenements located in Suriname in which the Parties currently have an interest and other areas which are specifically excluded from this Agreement are generally depicted in the maps attached hereto as Exhibit B-2 and include, without limitation, the following:

1.       Saramacca (2600 square kilometers)


                    (See maps attached to original document)